Exhibit 99.1

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EDITED TRANSCRIPT

ANF—Abercrombie & Fitch Co. at Deutsche Bank Global Consumer Conference

EVENT DATE/TIME: JUNE 20, 2012 / 8:30AM GMT

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JUNE 20, 2012 / 8:30AM, ANF – Abercrombie & Fitch Co. at Deutsche Bank Global Consumer Conference

CORPORATE PARTICIPANTS

Jonathan Ramsden Abercrombie & Fitch Co.—EVP and CFO

CONFERENCE CALL PARTICIPANTS

Dave Weiner Deutsche Bank—Analyst

PRESENTATION

Dave Weiner—Deutsche Bank—Analyst

Good morning, everyone, and thanks for joining us this morning. So I’m very happy to have Abercrombie and Fitch here today. Have the CFO and EVP of the Company, Jonathan Ramsden, who will be providing some comments to kick off the session here, and then we’ll open it up to Q&A. I also have to my left Boris Djordjevic, who is Director of Finance of European Operations, and he’ll be available for questions as well.

We’ll let people come in here for a minute, but we’ll kick it off with Jonathan, some kind of opening remarks, and since there may be some investors here who aren’t as familiar with Abercrombie’s story, I think Jonathan will take a little time to dig a little bit deeper than he would at a typical conference. And then, like I said, we’ll open up for Q&A.

Jonathan Ramsden—Abercrombie & Fitch Co.—EVP and CFO

So good morning, everyone. Thanks, Dave, for having us at the conference today. I’m going to start by framing our comments this morning in the context of our strategic objective, which as stated on this slide, is to leverage the international appeal of our iconic brands to build a highly profitable, sustainable, global business. Then I’m going to come back to the key elements of achieving that strategic objective in a few minutes, but prior to that I’m going to start by giving a brief recap of our financial history for those of you who may not be familiar with it.

Before doing so, I’d like to remind you that any forward-looking statements made today are subject to the Safe Harbor statement found in our SEC filings. In addition, in accordance with our usual practice, we won’t be providing any updates to our guidance today or commenting on trends since our last earnings call.

As reflected on this chart, our sales declined significantly in 2008 and 2009 before returning to growth in 2010 and 2011. The sales declines in 2008 and 2009 were driven by significant negative same-store sales in our US business, which represented around 90% of our business in 2008.

In 2010 and 2011 we had positive same-store sales and overall sales growth of 18% and 20%, respectively, in those years, including significant growth from our international expansion, particularly in Europe as well as from our direct-to-consumer business.

At the end of the first quarter of 2012 we had 107 international stores, and this includes 81 stores in Europe, where we opened our first store in September, 2007, and had just 4 stores three years ago today. And in the first quarter our total international sales, including DTC, reached 30% of our sales for the first time. Our strategy internationally is to expand with flagship locations for A&F placed in iconic locations in major cities and in top-quality mall locations for Hollister.

Moving on to operating income, we also saw a significant decline in both operating income dollars and operating margin rate over 2008 to 2009 to well below our historic run rate of around a 20% margin. Operating income improved in 2010 and 2011, although the 2011 operating margin rate was adversely affected by the spike in cotton costs from the middle of the year onwards.

Please note that these figures and all other figures discussed in this presentation are non-GAAP adjusted figures and exclude the effect of impairments, store closures, and certain other charges, and they also exclude the results of the Ruehl brand we closed in 2009.

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JUNE 20, 2012 / 8:30AM, ANF – Abercrombie & Fitch Co. at Deutsche Bank Global Consumer Conference

As this next chart shows, the primary drivers of operating margin reduction over time have been a lower gross margin rate and deleverage of stores and distribution expenses, particularly store occupancy costs — in both cases, attributable to our US store business.

In contrast, our international growth has been highly profitable, with both gross and four-wall margins well above our US rates, and we expect to get a continuing mix benefit from that as our international business continues to grow.

As reflected in this chart from our year-end investor presentation, our international stores delivered a four-wall margin of around 35% in 2011 despite the cotton cost spike, and also despite a close to breakeven result in Japan. Our three major European A&F flagship stores exceeded a 40% four-wall margin for 2011 despite having negative same-store sales for the year. Our direct-to-consumer business is also very profitable and has been growing fast.

Our adjusted EPS history over the past few years is reflected on this chart and shows a consistent pattern to operating income. Despite the challenges of 2011, including the record high cotton costs, we still posted adjusted diluted EPS growth of around 12%.

So with that, I’d like to move on to talk about the five key areas of strategic focus in support of our overall strategic objective. First, continuing to provide high quality, trend-right merchandise in a compelling and differentiated store environment. We believe our stores are strongly differentiated from our competitors and that this is supported by the high level of consistency we deliver in brand experience.

We know that our international stores outperform in terms of productivity relative to the competition, but also in terms of the energy and excitement they generate. That has certainly been the case here in Paris for our flagship store, but also now in our 5 Hollister stores in France.

Second, continuing with our highly profitable international rollout strategy. As we discussed a moment ago, we’ve had a rapid pace of international expansion over the past three years in Europe, and we continue to see significant runway here, particularly for Hollister, despite the current macro challenges, which I’ll come back to in a moment.

In Asia, we’re still at an early stage with just seven stores at the end of the first quarter, but expansion in Asia, particularly in greater China, is a major priority for us. As our next major milestone in the region, we are looking forward to opening our Hong Kong flagship store in the Pedder Building this summer. Our Hollister store in the Festival Walk Mall in Kowloon is one of our top-performing international Hollisters, expected to do over $13 million in sales in its first year and continuing to build.

Beyond Asia we are also looking at the Middle East, Australia, and Latin America. We are currently in the process of reviewing and updating our detailed international plans and will likely give more color on our current thinking when we report our Q2 earnings in August. The economics of our international stores, particularly in Europe, have remained very strong, even with the downturn in sales we have seen in the past year, so we are keen to maintain that momentum and profitable growth.

However, we are clearly mindful of the current European environment and will take that into account as we evaluate our plans, including deferring openings if we are not confident our financial criteria will be met, as we have done on a number of occasions in the past year.

We have committed to only opening stores in Europe that we expect to achieve a 30% four-wall margin, based on realistic but conservative volumes and after cannibalization. At such levels we generate a very strong return on the investment required to open these stores — certainly well in excess of our risk-adjusted cost of capital, but we will also continue to evaluate this return relative to alternative uses of cash. We are also mindful of the impact of exchange rate volatility on our current and projected results and take this into account as we evaluate future plans.

Third, investing in our DTC business, particularly the international business. As Mike Jeffries said on our earnings call a few weeks ago, the DTC business has posted 9 successive quarters of growth over 25% and includes strong growth from international in the first quarter of this year. We have local sites for each country in which we have store operations — are now able to fulfill European DTC business from our distribution center in the Netherlands, and in total already ship to over 100 countries.

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JUNE 20, 2012 / 8:30AM, ANF – Abercrombie & Fitch Co. at Deutsche Bank Global Consumer Conference

Fourth, continuing to close underperforming US chain stores as part of an objective of driving our four-wall margins in our US stores higher. We have closed 135 stores in the past two years and have identified around another 180 stores for closure over the next few years.

These closures are oriented toward the A&F and kids brands, with a smaller number of closures for Hollister. Most of these closures have been through natural lease expirations, but we have also had a limited number of buyouts.

When we evaluate potential closures, which we consider on a case-by-case basis, we take into account a number of factors, including the economics of the store on a standalone basis; the impact of potential sales transferred to surrounding malls or our other brands in the same mall; the sales trend of the store relative to the chain in general; and the brand appropriateness of the location. We expect closures to be modestly accretive to EPS on a year-by-year basis.

And last, continuing to seek ways to operate more efficiently and to reduce expenses. As an example of this, our home office headcount is lower today than it was at the peak in 2008, although we are a larger and much more complex company today. In addition, we have achieved meaningful savings and efficiencies in areas like store payroll, packaging, and repairs and maintenance, and these efforts are ongoing.

Moving on to our current outlook, on our last earnings call we guided to a 2012 diluted EPS expectation of $3.50 to $3.75 per share. That was based on a projection of negative mid-single-digit same-store sales, with international same-store sales down around 20%. The guidance included a substantial recovery in the gross margin rate erosion we saw in 2011, with cotton costs now becoming significant tailwind for the rest of the year.

At this point the sales trend will clearly be the most significant determinant of our results for the year, including the effect of any further weakening of trends in Europe, or alternatively, any relief we get as we lap easier year-over-year compares in the back half of the year. As noted a moment ago, currency volatility may also impact our results.

So to make a few concluding remarks, we do believe that the productivity and profitability of our international stores is a strong affirmation of the international feel of our brands, and we look forward to continuing that. While the precise cadence may vary to some degree, we are confident that we will see continued growth in sales and faster growth in earnings per share over the next several years.

And with that, Dave, I’d be happy to open it up to questions.

QUESTIONS AND ANSWERS

Dave Weiner—Deutsche Bank—Analyst

Great. That was great, Jonathan. So I’ll open it up to Q&A. We will have a mic roaming around that you can ask questions. But maybe just to kick off with one question, and a few that I get a lot from investors. Maybe just first on China, maybe dig a little bit into the challenges that you face with such a large, and I’d say, important initiative that you really need to get right to make sure that you have growth there in the future. And really from the perspective of maybe a core customer there that you really have to show a brand awareness that you haven’t had to do in other markets, even in Europe, really, to the same degree.

Jonathan Ramsden—Abercrombie & Fitch Co.—EVP and CFO

Sure. Well, we’re extremely focused on China, Dave, I think as you know. And we’re approaching China really differently than how we’ve approached other countries in the past, both in terms of how we market and how we seek to understand the consumer.

So we have dedicated resources on the ground in China. We’re working with external agencies both in China and in Hong Kong, both from a traditional marketing standpoint but also from an EPR standpoint. And we’re very focused on that.

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JUNE 20, 2012 / 8:30AM, ANF – Abercrombie & Fitch Co. at Deutsche Bank Global Consumer Conference

It’s early for us in China. We currently have 3 Hollister stores in mainland China, and we have the Hollister in Hong Kong that I alluded to a moment ago. We’re very pleased with the performance in Hong Kong, and that’s in the Kowloon side in a neighborhood mall that we’re particularly happy with the $13 million plus volume we’re doing in that mall in that context.

We’re very happy with the performance in the Raffles mall in Shanghai. As Mike said on our last earnings call, less happy with the Beijing store, where we think we probably started in the wrong location. And then the Shenzhen store is doing fine.

The marketing strategy into China is going to be underpinned by the Hong Kong flagship, which we’re opening in August, and we’re going to leverage that to support the brand awareness in China generally. And then we expect to have a Shanghai flagship to announce fairly soon. That will be the other key pillar for the marketing into China.

So it’s a very heavy focus in the Company, certainly one of our top two or three priorities for this year. Still early days, but the key thing in China for us is that we want to start solidly and then make steady progress. And clearly, the rising tide in China, if we make a solid start, should lift us up like other brands.

Dave Weiner—Deutsche Bank—Analyst

So I guess traditionally in the US and I think even in Europe, you haven’t really focused on traditional marketing. It’s been more of word-of-mouth type brands. Is there any kind of way to maybe shift that strategy little bit in China? Is more formalized marketing going to be part of the plan? Or — ?

Jonathan Ramsden—Abercrombie & Fitch Co.—EVP and CFO

Yes, it’s probably not going to be sort of mainstream mass, traditional media, but we are going to use — leverage the Hong Kong opening to get press coverage in China, and potentially beyond press coverage, we’re going to be working with bloggers around that. A lot of it is going to be through social and digital as opposed to, for example, doing TV advertising, which isn’t on the agenda. But we’ll probably have some other outdoor advertising to support that — some billboards and some other media, which we haven’t announced yet, but will be part of the Hong Kong opening.

Dave Weiner—Deutsche Bank—Analyst

And then, just a final point on China, from a real estate perspective, you read a lot about mall openings, and I guess this would apply to both the Hollister and the Abercrombie brands. What resources do you have on the ground there to be able to make sure that you’re getting into the right locations which obviously is a very different type of setup than it is in the US and in Europe?

Jonathan Ramsden—Abercrombie & Fitch Co.—EVP and CFO

Sure. Well, we have full-time dedicated resources in China for real estate, and then we have members of our team in the US who are dedicated solely to China. We work with external brokers.

So I think as we’ve seen in Europe, over time we will develop those relationships with landlords. The landlords will learn what we bring to the mall, as they’ve learned in Europe. I think we’re still in the early stages of that, but again, we do have dedicated resources supporting that.

Dave Weiner—Deutsche Bank—Analyst

Open up to any questions if anyone has one. We have a question up here.

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JUNE 20, 2012 / 8:30AM, ANF – Abercrombie & Fitch Co. at Deutsche Bank Global Consumer Conference

Unidentified Audience Member

I wanted to know what’s the strategy behind the new Gilly Hicks brand. What’s your potential there in terms of the number of stores? And also if there is any risk of cannibalization versus Hollister?

Jonathan Ramsden—Abercrombie & Fitch Co.—EVP and CFO

Well I think on Gilly overall, we think we have a scalable proposition. And what we’re in the process of continuing to figure out and refine is the best way to go to market with Gilly. We’ve tested it in a number of different ways, including in A&F stores in the US.

One of the things we’re currently testing in the UK is the side-by-side in the Bluewater mall. And on Regent Street we have a side-by-side with Hollister, so we’re testing how Gilly performs in that format versus being in the same mall but in a separate location. We’re continuing to refine that.

So we feel good about Gilly. We feel we have a scalable proposition, but I think the open question still is exactly how we go to market. I think at this point, from a store opening standpoint, that’s more likely to be oriented towards Europe than the US.

Dave Weiner—Deutsche Bank—Analyst

Actually, before I ask that question, just while we’re on Gilly, have you ever — you’ve obviously done this work internally, but have you ever shared what you think what type of size market you’re competing there? And what are the market shares and market opportunities in the US and in Europe for that category?

Jonathan Ramsden—Abercrombie & Fitch Co.—EVP and CFO

Sure. One obvious difference is there isn’t a dominant player in Europe in the same way that there is in the US. I think the market is generally more fragmented. As we see with Hollister, country by country the competitive set is quite different. So it’s hard to generalize for Europe.

I think it’s more fragmented. There isn’t a dominant player, and that’s one of the reasons why we’re very interested in Europe, because we think there’s an opportunity there to really establish a strong brand and a strong presence.

Dave Weiner—Deutsche Bank—Analyst

Yes, it makes sense. Question.

Unidentified Audience Member

Can you maybe, because you talked a little bit, you made a few comments about Europe — the way you say we are willing to change our plans if the economy is changing for any way, but if you would compare the opportunities set in Europe versus Asia, could you do little bit on that? Because I would think Asia is probably a better opportunity currently, and maybe for a few years.

Jonathan Ramsden—Abercrombie & Fitch Co.—EVP and CFO

Sure. Well, first of all, we’re extremely interested in Asia. It’s very early for us in Asia, with just seven stores in total, but we certainly regard Asia as a major opportunity and certainly a way of diversifying beyond our current international focus in Europe.

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JUNE 20, 2012 / 8:30AM, ANF – Abercrombie & Fitch Co. at Deutsche Bank Global Consumer Conference

But just to come back to Europe for a second, we have had, frankly, an amazing run in Europe, having just opened the first store in 2007; our first Hollister store in 2008. We’ve built a very sizable, highly profitable, very cash generative business in Europe.

The return on investment has been extremely high, and we expect that to continue. We will look at every store on that case-by-case basis, but given the returns we’ve seen to date, we certainly expect that growth to continue in Europe.

Having said that, we’re much further along in Europe. We talked a year and a half ago about the Hollister store count of 185 by 2015. Obviously, we’re well on our way towards that. We’ve identified a list of flagship locations in Europe, and we have many of those, or will have many of those in place by the end of this year, and some more over the next year or two.

So as we look at the future, we certainly do look at Asia as being the opportunity. The course in Europe is pretty clear for us. It will be subject, again, to the store-by-store review.

But Asia, it’s still very early days, and we absolutely regard that as a significant opportunity. We’re also looking at the Middle East, as I mentioned, the southern hemisphere, particularly Brazil and Australia, where we also think there is significant opportunity.

So I think they’re coming; we started with Europe; we’re very happy with how our business has played out in Europe and the profitability of it, but we clearly need to move on to Asia and into those other regions.

Dave Weiner—Deutsche Bank—Analyst

So just to stick with the Europe for a minute, so from your first quarter call, I think the guidance or the takeaway was on the pricing front, you were from a year-over-year basis going to moderate the prices for both brands into the back half of the year, but certainly for the Abercrombie brands a little bit more so.

Can you — has that process already started? Or is that more of a — strictly a second-half initiative? And then the continuation of that is, how do you measure, how do you figure out in a good/not good to deteriorating type of environment, how do you guidepost where your pricing should be? You do that — obviously you have to do that on the fly to some degree, but that’s obviously a challenge for any retailer, especially one where — you haven’t been in Europe for that long compared to other brands.

Jonathan Ramsden—Abercrombie & Fitch Co.—EVP and CFO

Sure. So I will say the first part first. We did sequentially moderate pricing in the A&F flagships in Europe in the spring. In the fall of this year they will be down on a year-over-year basis in the flagship stores.

Hollister is a little more — they’ll be close to flat, and that differential between A&F and Hollister will therefore get a little narrower. Hollister also does have clearance and periodic sale events that also regulates the AUR to some degree.

In terms of how we think about pricing, we have a dedicated pricing team that visits each country on a regular basis and looks at where the competitive set is at. We monitor what’s going on from a promotional standpoint in each country, and we adjust pricing both by category and across the board in terms of the matrix, when we think it’s appropriate to do so. And we review that at least quarterly for each major market. So it’s an ongoing process.

Dave Weiner—Deutsche Bank—Analyst

Right. And I guess the same type of question for the US, the opposite there, where you’re trying to continue to bump your AURs in the back half of the year as you did in the first quarter. What are some of the drivers there? And I guess that’s really the question is — that’s going to be mostly — the AUR bump, it is going to come mostly from pricing? Or will there also be used some product mix shifts in there that help naturally do that?

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JUNE 20, 2012 / 8:30AM, ANF – Abercrombie & Fitch Co. at Deutsche Bank Global Consumer Conference

Jonathan Ramsden—Abercrombie & Fitch Co.—EVP and CFO

Well, when we’re talking about the AUR, getting it up, we’re talking about it on a like-for-like basis, so we’re really excluding mix shift, which obviously is a factor given the top-to-bottom thing that is going on. So for the US, we’re not really adjusting tickets significantly. Again, we look at everything in a — constantly and review it. But it’s more about looking to become somewhat less promotional, and have those promotional hits be less over time, and getting the AUR up through that way.

Dave Weiner—Deutsche Bank—Analyst

You have a question there?

Unidentified Audience Member

You mentioned cash investment and allocation briefly in the presentation. Could you just talk about any examples of use of cash you might take under consideration as opposed — other than the new store openings?

Jonathan Ramsden—Abercrombie & Fitch Co.—EVP and CFO

Well, clearly, we’ve been doing buybacks for a period of time now, and clearly we look at that. I think we’ve talked about our parameters for buybacks. We always want to maintain a healthy cash cushion, which we have defined as $350 million of cash.

We do have other sources of liquidity — the term loan facility we set up this year. So clearly, we look at stock buybacks from the standpoint of how we think the stock is valued on a long-term basis. We look at that as a use of cash.

We don’t ultimately look at buybacks and store openings as being mutually exclusive. And if you look at the cash return we get from new store openings, I think that underlines that point. But at this point there are two primary uses of cash — buybacks and CapEx to open new stores.

Unidentified Audience Member

In my view, the success you’re having in Europe is because of the hype you’ve created around the brand. But the longer you stay here, the more this hype is fading. And when you look at the US, this is kind of happening already. You mentioned that you were already closing a lot of stores. So how can you keep the momentum up so that hype is not fading out?

Jonathan Ramsden—Abercrombie & Fitch Co.—EVP and CFO

Well, I think the first thing is we’re only going to be in A mall locations. If you look at the US, the data point that we’ve given in the past is that if you look at our top 250 stores in the US, they operate at that 30% margin, which is our target margin. So those stores, which have all been open for many years, are hitting that objective.

So our belief is that in Europe, if we self constrain on the number of new store openings, stick to A mall locations, we can sustain that 30% margin in that upper tier of stores, as we’ve done in the US over time. So in the UK we said we expect to end up with around 30 stores for Hollister, which is obviously a much lower level of penetration relative to the US on an adjusted basis.

Clearly, we could open a lot more stores that would be incrementally contributing to earnings at this point, but we believe on a long-term basis that would be the wrong thing to do. So we stop at that 30 or so stores, and it will be a similar count in Germany.

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JUNE 20, 2012 / 8:30AM, ANF – Abercrombie & Fitch Co. at Deutsche Bank Global Consumer Conference

And clearly, there are other retailers with many more stores. We could certainly open a lot more stores that would be profitable incrementally, but again, we think that would be the wrong thing to do from a long-term perspective in terms of protecting the long-term health of the brand and the long-term margins.

Unidentified Audience Member

Three short questions, if I might. One, if you could provide what maintenance CapEx is for the business as potential to revenue. Two, cotton prices — how far are you going out in terms of hedging your cotton prices? There’s been a spike in the past few weeks, big purchases out of China.

And last one, how many international customers do you have streaming through the US stores and your European stores that help create and support the brand awareness out of Asia? Thank you.

Jonathan Ramsden—Abercrombie & Fitch Co.—EVP and CFO

Sure. In terms of the first part of the question, if we were operating in a zero growth mode, CapEx would certainly be below $100 million. So just to support ongoing maintenance-type CapEx, store refreshes, IT, home office stuff, it would certainly be under $100 million. So the great majority of our CapEx this year is new store opening related and some direct-to-consumer related investments to support the very strong growth we’ve seen there.

In terms of cotton cost, we don’t buy cotton directly at all — you know, purchased through the factories. We’re locking in pricing which includes cotton. So I think the short-term volatility in cotton probably has less of a direct impact. It’s more of a longer-term trend that impacts our sourcing costs.

So clearly, it’s been coming down recently. China stepped in and bought a big tranche of cotton recently. I think that generally relative to what we have baked in for this year, it’s better than it was, but clearly it does move around.

In terms of international customers, what we see in Europe is — or international business from Asia, we have a low level of penetration of Asian business in our European flagship stores, but it’s growing fast. So it is certainly a smaller percentage than other retailers talk about, particularly the higher-end retailers. But I think the more important point for us, it’s growing fast. And as we build our brand globally we would expect that to continue to grow at a healthy rate. And that’s certainly an area of opportunity for us in London, in Paris, in Milan in those flagships.

Dave Weiner—Deutsche Bank—Analyst

And actually, just to follow up on that, the tracking of your customers in your flagship stores in particular and Asian customers, for Europe versus the Fifth Avenue stores, do you measure that? Is there — do you keep — are those comparable numbers? Is the opportunity the same on both sides of the pond, I guess, is what I’m asking.

Jonathan Ramsden—Abercrombie & Fitch Co.—EVP and CFO

It actually varies by flagship store. The New York store is a very, very high percent tourist, predominantly European, although a big chunk now from Latin America, particularly Brazil. And again, a smaller Asian component, but growing.

London is the next most tourist-oriented flagship. And then Milan and Paris, of the bigger flagships, are interestingly more a French and Italian customer, although —

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JUNE 20, 2012 / 8:30AM, ANF – Abercrombie & Fitch Co. at Deutsche Bank Global Consumer Conference

Dave Weiner—Deutsche Bank—Analyst

It’s more local.

Jonathan Ramsden—Abercrombie & Fitch Co.—EVP and CFO

Tourism within those countries.

Dave Weiner—Deutsche Bank—Analyst

So just to follow up on the 30% four-wall margin that you talk about quite a bit, and I certainly get a lot of questions on, can you maybe help quantify — because again, it’s just a popular question, what’s the sensitivity there to your sales? What’s the buffer that you have in terms of how weak your sales or how much your sales could decelerate and you’re still comfortable that you could hit those four-wall margin growth?

Jonathan Ramsden—Abercrombie & Fitch Co.—EVP and CFO

If you look at Europe, we could comp down 20% this year, which is the potential baked into our guidance and comp down negatively, again, not by that magnitude, but negatively again in 2013 and still be at 30% for Hollister and A&F. So there is still a significant amount of room.

If you look at 2011, our international stores were up at 35%, but that was after Japan, it was after cotton costs. So if you back those out, Europe was clearly well above that 35% on a normalized basis.

So there is still a significant amount of room. Which is why, when we look at it, we’re obviously not happy about the negative sales trend, but when we look at it in terms of the absolute profitability and the cash generation from those stores, it is still absolutely phenomenal relative to essentially a standing start three years ago.

And that’s why, when we look at return on invested capital, that we still see strong returns from the stores we expect to open. The stores we’re still opening today are continuing to do well. We have had two very strong openings in Germany recently. Our French openings have been very good. And if a store hits its approved volume, the payback on that initial investment is very quick.

There was an example I gave a couple of weeks ago about a store we just approved in France outside Paris. We think it’s going to do about $8 million. It will be 35% four wall of that or higher EBITDA margin and would pay back all of the upfront investment, CapEx net of allowance, plus other pre-opening costs within about a year and a half. Even if it only does 75% of the targeted volume, it would still do a 30% 4-wall margin.

So there is room in the model. And when we hit the approved volumes or even somewhat lower than that, the return on that cash is still extremely strong.

Dave Weiner—Deutsche Bank—Analyst

And I guess same question, except on the US side. Is 30% your guidepost for the US stores as well?

Jonathan Ramsden—Abercrombie & Fitch Co.—EVP and CFO

Well, it historically was. Clearly, we’re well below that today; in 2011 we were around 17% for US stores. We are certainly expecting to get that higher over time; the closures help. Getting our AURs up is another key component to that.

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JUNE 20, 2012 / 8:30AM, ANF – Abercrombie & Fitch Co. at Deutsche Bank Global Consumer Conference

Dave Weiner—Deutsche Bank—Analyst

So in terms of the US stores reaching historic — let’s start with productivity levels, as we cycle through this year, and if some of the initiatives you have talked about pan out, I guess you would hope to get back to something close to those historic levels, right? Or some high percentage of that?

Jonathan Ramsden—Abercrombie & Fitch Co.—EVP and CFO

Yes; I mean, we’ll still be well below peak productivity this year. So there is still some opportunity there. And we don’t plan or count on getting all the way back to peak. But any productivity improvements we can generate will clearly be positive to the four-wall margin.

Unidentified Audience Member

Any other questions? A similar question — your gross margin fell, I think, 700 basis points approximately the last five years. Have you communicated a gross margin objective, and how would you expect to get there in the next two to three years?

The other question is, just on the store closures in the United States, where do you see an inflection point where the store size, store network is correct for the level of business you’re doing? We’re looking at a two quarter, one year, 18-month horizon.

Jonathan Ramsden—Abercrombie & Fitch Co.—EVP and CFO

On the first part, we’ve said of the 2011 gross margin rate erosion, which I think is about 370, 380 basis points, we would expect to recover substantially most of that in 2012.

Beyond that, in 2013 we will get a bit of benefit still from the cotton thing in the first quarter and half of the year, year-over-year. And then beyond that, we’ll get the international mix benefit. The international business operates well above the historic US peak of around 67%. So with international growth, that will pull the gross margin up. But we haven’t communicated a specific gross margin rate objective beyond 2012.

Sorry, the second part of the question was —? Store size, yes.

So we have said there are 180 stores that if we could, we would close today. It will take a while to work those through the system. We’ve talked about that top 250 stores operating at around the 30% margin. Between those there are several hundred stores that are below our operating margin objective, so we wouldn’t open them today, because they wouldn’t meet our criterion. But equally, they are contributing, and they are profitable, so we wouldn’t necessarily close them either.

I think with that group of stores, we’ll evaluate those as those lease expirations come up. We’ll look at what happens in terms of transfer to surrounding malls, which we’re learning more about as time goes on. And whether we can get the productivity back up and the margins back up in those stores, and there are various initiatives we have in the pipeline to test whether we can improve the margins in those stores.

So for those, we have a little bit of time, and the transfer to direct will also potentially be a component of that. So where that store count settles, I don’t think we’re already to say other than we would expect it to be at least 180 lower than we are today. But where it is beyond that, I think we’ll have to see as things evolve over time.

Unidentified Audience Member

As you differentiate Hollister and A&F, are there synergies between the two brands? That’s one of the questions.

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JUNE 20, 2012 / 8:30AM, ANF – Abercrombie & Fitch Co. at Deutsche Bank Global Consumer Conference

And the second one, I think in your charts you were showing gross margins initially at 67%, high 60%s level, talking about recovery of margins. Is there a scope to go back to those kinds of levels? I think this gentleman was asking about normative margins. Maybe if you can articulate what the difference of what you’re able to achieve like five years ago and today, thank you — beyond cotton prices.

Jonathan Ramsden—Abercrombie & Fitch Co.—EVP and CFO

I guess on the first part of synergies between Hollister and A&F, yes, in some respects, we use A&F to market Hollister internationally, so we leverage the brand awareness of A&F, and we typically position Hollister as Southern California brought to you by Abercrombie and Fitch, and we’re doing a similar thing with Gilly now in the UK.

It’s also true in terms of the country set up costs. When we go into any new country there are some costs we incur to customize the systems, to get payroll and HR, and so on, up and running. Once we have that, that’s leverageable across the brands. And also from a merchandising and planning standpoint, many of our teams are cross-branded. So in the same way that we’re able to leverage those across brands, we’re also able to leverage them across geographies as we expand internationally without having to add resources to support new markets.

In terms of gross margin, we haven’t given any specific data point beyond substantial recovery of the 2011 erosion. Again, it should continue to improve beyond that, primarily due to international mix, but also hopefully as we get our US gross margin back up.

Unidentified Audience Member

Is it also — was the 67% beyond the material costs as well?

Jonathan Ramsden—Abercrombie & Fitch Co.—EVP and CFO

AUR reductions in the US. The big driver of the US gross margin rate erosion has been, clearly, sourcing costs, but also AURs coming down over the last two or three years.

Dave Weiner—Deutsche Bank—Analyst

Maybe just a quick question and then we have another one over here. But just on inventories, another popular one — the in-trans inventories at the end of the quarter clearly ended a little higher than you had wanted. I think costs are a big component of that.

I think you called out some early spring inventories, if I remember. Maybe update us on when that trend should normalize more to sales — what is the glidepath for that?

Jonathan Ramsden—Abercrombie & Fitch Co.—EVP and CFO

Yes, if we hit our sales objective for the year, we would expect to end the year and some degree be in a good place by the third quarter in a very more normalized, correct position from an inventory standpoint. At the end of 2011 we were clearly over-inventoried. So when we cycle against that, we certainly wouldn’t regard that as the correct starting point.

So we have adjusted our receipts through the balance of the year to be in line with that sales projection. So assuming that’s the case, then inventories should be at a much more normalized level year-over-year by the third quarter, and then the same —

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JUNE 20, 2012 / 8:30AM, ANF – Abercrombie & Fitch Co. at Deutsche Bank Global Consumer Conference

Dave Weiner—Deutsche Bank—Analyst

— in good shape by the end of the year.

Unidentified Audience Member

Can you just talk about your online strategy, targets and so forth?

Jonathan Ramsden—Abercrombie & Fitch Co.—EVP and CFO

Sure. Online has been very high-growth for us. I think, as we’ve said earlier, we’ve had 9 successive quarters of 25% or greater growth in the direct-to-consumer business.

In the first quarter, the international business grew faster than the US business, which was a very positive fact, given that’s very profitable. And we’ve undertaken a number of initiatives to support that growth.

One of the significant ones being the fulfillment of European direct business within Europe from our distribution center in the Netherlands. Prior to November, all of the European and international direct-to-consumer shipments came from the US, so the lead times were long; the shipping and handling costs were high. Both of those issues were addressed with this conversion to fulfillment from the Netherlands.

So direct-to-consumer remains a big area of focus for us. It’s a very profitable channel. And particularly as we think about internationally, where we’re clearly not over-stored, getting that optimum balance between direct and stores is something that’s very much in the forefront of our minds.

So we anticipate continued strong growth, both from the natural growth of the channel, but also from specific initiatives, particularly internationally, that we’re implementing to grow the business.

Unidentified Audience Member

Yes, I was just curious. Where do you — if you had a best guess, customers that are shopping in North America less Abercrombie brands, maybe where would your best guess that they’ve migrated to today, or where do you think they’re shopping more?

Jonathan Ramsden—Abercrombie & Fitch Co.—EVP and CFO

Well, I think if you look at the history of the productivity, and if you include direct-to-consumer business, there was a big falloff obviously in 2008, 2009 in both brands. But if you look at A&F in particular, it’s grown pretty consistently since then in terms of — certainly in terms of units, but also in terms of aggregate sales for the brand to that US chain customer. Hollister a little less so, and Hollister a little more kind of volatile over that period.

So I think there was a drop-off back in ‘08 and ‘09. But if you look at it even today on a units basis, we’re pretty close to the peak. The AUR is lower, which is a big part of that lower productivity.

So in terms of where they’ve gone, I think in unit terms, since we are pretty close to the peak, I think the question is a little bit moot. But clearly, other brands come and go. And clearly Eagle had a strong first quarter this year. But over time, if you look at it over two years, we certainly had higher growth, including direct-to-consumer, than the key competitors we look at from a US standpoint.

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JUNE 20, 2012 / 8:30AM, ANF – Abercrombie & Fitch Co. at Deutsche Bank Global Consumer Conference

Dave Weiner—Deutsche Bank—Analyst

Great. Well, I think we’re pretty much at time’s end. Jonathan, Boris, thank you very much.

Jonathan Ramsden—Abercrombie & Fitch Co.—EVP and CFO

Thanks, Dave.

Dave Weiner—Deutsche Bank—Analyst

Thank you very much.

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